Exhibit 3.1

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT
OF
BUSINESS DEVELOPMENT CORPORATION OF AMERICA

FIRST: Business Development Corporation of America (the “Corporation”), a Maryland corporation, desires to amend and restate its charter.

SECOND: The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

ARTICLE I
NAME

The name of the corporation is Business Development Corporation of America.

ARTICLE II
PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including conducting and carrying on the business of a business development company, subject to making an election therefor under the Investment Company Act of 1940, as amended (the “1940 Act”).

ARTICLE III
RESIDENT AGENT AND PRINCIPAL OFFICE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.  The name and address of the resident agent of the Corporation is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland.  The resident agent is a Maryland corporation.

ARTICLE IV
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Term and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors. The number of directors of the Corporation is five, which number may be increased or decreased from time to time by the board of directors pursuant to the bylaws of the Corporation (“Bylaws”). Each director shall hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal. Directors may be elected to an unlimited number of successive terms. A majority of the board of directors shall be independent directors, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director’s successor. A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. The names of the directors currently in office are Nicholas S. Schorsch, William M. Kahane, Leslie D. Michelson, Edward G. Rendell, and William G. Stanley.

The Corporation elects, at such time as it becomes eligible, to make the election provided for under Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”), subject to applicable requirements of the 1940 Act and except as may be provided by the board of directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 4.2 Extraordinary Actions. Except as provided in Section 6.2 and Section 11.1, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares of stock entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and taken or approved by the board of directors, and approved by the affirmative vote of holders of shares of stock entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The board of directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 4.4 Quorum. The presence in person or by proxy of the holders of stock of the Corporation entitled to cast a majority of the votes entitled to be cast at the meeting shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of stock entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

Section 4.5 Preemptive Rights. Except as may be provided by the board of directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract approved by the board of directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.6 Appraisal Rights. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors, upon the affirmative vote of a majority of the board of directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors consistent with the charter shall be final and conclusive and shall be binding upon the Corporation and every stockholder: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; the application of any provision of the charter in the case of any ambiguity, including, without limitation, any provision of the definitions of Affiliate and Sponsor and whether expenses qualify as Organizational and Offering Expenses; any conflict between the MGCL and the provisions set forth in the North American Securities Administrators Association (“NASAA”) Omnibus Guidelines; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or the Bylaws or otherwise to be determined by the board of directors, including changing the name of the Corporation; provided, however, that any determination by the board of directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no director shall be liable for making or failing to make such a determination; and provided further that for so long as the shares of Common Stock of the Corporation do not qualify as “covered securities” as defined by Section 18 of the 1933 Act, to the extent the board of directors determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines, the NASAA Omnibus Guidelines control to the extent any provisions of the MGCL are not mandatory.

Section 4.8 Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.

ARTICLE V
STOCK

Section 5.1 Authorized Stock. The Corporation has authority to issue 500,000,000 shares of stock, of which 450,000,000 shares are classified as common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares are classified as Preferred Stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized stock having par value is $500,000. All stock shall be fully paid and nonassessable when issued, and the Corporation shall not make any mandatory assessment against any stockholder beyond such stockholder’s subscription commitment. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire board of directors may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Except as may otherwise be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote. Except as otherwise provided in this charter, and subject to the express terms of any class or series of Preferred Stock, holders of Common Stock shall have the exclusive right to vote on all matters as to which a stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the aggregate assets available for distribution to holders of Common Stock shall be determined in accordance with applicable law and the charter. Each holder of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets available for distribution as the number of outstanding shares of stock of such class held by such holder bears to the total number of outstanding shares of stock of such class then outstanding. The board of directors may classify or reclassify any unissued shares of Common Stock from time to time, in one or more classes or series of Common Stock or Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations, as to dividends or other distributions, qualifications, or terms or conditions of redemption of the stock.

Section 5.3  Preferred Stock. The board of directors may issue shares of Preferred Stock or classify or reclassify any unissued shares of Preferred Stock from time to time, in one or more classes or series of Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations, as to dividends or other distributions, qualifications, or terms or conditions of redemption of the stock.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT or other charter document.

Section 5.5 Deferred Payments. The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of the Corporation’s stock unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and front end fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of a default in the payment of deferred payments by a stockholder, the stockholder may be subjected to a reasonable penalty. The Corporation shall not acquire interests in any portfolio companies or other assets in exchange for common stock or any other ownership interest in the Corporation.

Section 5.6 Distributions.

(a) The Adviser shall cause the Corporation to provide for adequate reserves for normal repairs, replacements and contingencies (but the Corporation shall not be required to maintain reserves for payment of fees payable to the Adviser) by causing the Corporation to retain a reasonable percentage of proceeds from offerings and revenues, which percentage may not be less than 1%.

(b) From time to time and not less than quarterly, the Corporation shall cause the Adviser to review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the board of directors and applicable law, distribute pro rata to the stockholders funds received by the Corporation which the Adviser deems unnecessary to retain in the Corporation. The board of directors may authorize the Corporation to declare and pay to stockholders such other dividends or distributions, in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the board of directors in its discretion shall determine. The board of directors may endeavor to authorize the Corporation to declare and pay such dividends and other distributions (i) as may be necessary or advisable for the Corporation to qualify as a “Regulated Investment Company” under the Code or as may be necessary or advisable under the 1940 Act, and (ii) to the extent that the board of directors deems it unnecessary for the Corporation to retain funds received by it; provided, however, that in each case stockholders shall have no right to any dividend or distribution unless and until authorized by the board of directors and declared by the Corporation. The exercise of the powers and rights of the board of directors pursuant to this Section 5.6 shall be subject to the provisions of any class or series of stock at the time outstanding. The receipt by any person in whose name any shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof. Distributions in-kind shall not be permitted, except for distributions of readily marketable securities or securities of the Corporation, distributions of cash from a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the charter, or in-kind distributions in which (i) the board of directors advises each stockholder of the risks associated with direct ownership of the property, (ii) the board of directors offers each stockholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those stockholders that accept such offer.

Section 5.7 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the charter and the Bylaws. The board of directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

Section 5.8 Distribution Reinvestment Plan. Any distribution reinvestment plan of the Corporation must be operated in accordance with federal and state securities laws. No sales commissions or fees may be deducted directly or indirectly from reinvested funds by the Corporation. The reinvestment funds must be invested into common stock of the Corporation. Where required by law, investors must receive a prospectus which is current as of the date of each reinvestment. The soliciting dealers must assume responsibility for blue sky compliance and performance of due diligence responsibilities and must contact investors to ascertain whether the investors continue to meet the applicable state's suitability standards.
ARTICLE VI
AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 6.1 Amendments Generally. The Corporation reserves the right from time to time, and upon the requisite approval by the board of directors and the stockholders, to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. Provided that the board of directors has declared the amendment advisable and submitted it to the stockholders, any amendment to the charter must be approved by a vote by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote on the matter (or such greater proportion as may be required elsewhere in the charter). All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2 Approval of Certain Charter Amendments and Dissolution. The affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter shall be necessary to effect:

(a) Any amendment to the charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act); and

(b) Any amendment to Section 4.2, Section 4.7, Section 6.1 or this Section 6.2.

Section 6.3 Applicability of Certain Provisions.  Notwithstanding anything to the contrary set forth in this charter, if and to the extent the Corporation’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the 1933 Act, the following sections or articles of this charter shall not apply and shall be of no force and effect:  Section 5.5, Section 5.8, Section 5.6, Section 6.2, Article VII, Article VIII, Article IX, Article XI, Article XII and Article XIII.

ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION AND
ADVANCE OF EXPENSES

Section 7.1 Limitation of Stockholder Liability. No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a stockholder.

Section 7.2 Limitation of Director and Officer Liability. Subject to any limitation set forth under Maryland law or the federal securities laws, or in this Article VII, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.3 Indemnification and Advance of Expenses. Subject to any limitations set forth under Maryland law or the federal securities laws or in this Article VII, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Adviser or any of its Affiliates acting as an agent of the Corporation (each such person an “Indemnitee”). The rights to indemnification and advance of expenses provided to a director or officer hereby shall vest immediately upon election of such director or officer. The Corporation may, with the approval of the board of directors or any duly authorized committee thereof, provide such indemnification and advancement of expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The board of directors may take such action as is necessary to carry out this Section 7.3.

Section 7.4 Limitations on Indemnification and Advance of Expenses.

(a) Notwithstanding anything to the contrary contained in Section 7.2 or Section 7.3 above, the Corporation shall not provide for indemnification of an Indemnitee for any liability or loss suffered by such Indemnitee or hold such Indemnitee harmless for any liability or loss suffered by the Corporation, unless all of the following conditions are met:

(i) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii) The Indemnitee was acting on behalf of or performing services for the Corporation.

(iii) Such liability or loss was not the result of negligence or misconduct, in the case that the Indemnitee is a director, the Adviser, or an Affiliate of the Adviser.

(iv) Such indemnification or agreement to hold harmless is recoverable only out of net assets of the Corporation and not from the stockholders.

(b) Notwithstanding anything to the contrary contained in Section 7.3, the Corporation shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (“SEC”) and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.

(c) The Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) such Indemnitee provides the Corporation with written affirmation of such Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized by Section 7.3 hereof has been met, (c) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (d) such Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

(d) Notwithstanding the foregoing, paragraphs (a), (b) and (c) above shall apply to the Adviser and its affiliates only so long as the Common Stock is not listed on a national securities exchange.

(e) As required under the 1940 Act, no provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.  The Corporation may not incur that portion of liability insurance which insures any director or officer of the Corporation, the Adviser or any Affiliate of the Adviser for any liability as to which such individual or entity is prohibited from being indemnified under this Section 7.4.

Section 7.5 Express Exculpatory Clauses in Instruments. Neither the stockholders nor the directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being stockholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 7.6 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.7 Non-Exclusivity. The exculpation, indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Bylaws, a resolution of stockholders or directors, an agreement or otherwise.

ARTICLE VIII
ADVISER

Section 8.1 Supervision of Adviser.

(a)           The board of directors may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the board of directors. The board of directors shall monitor the Adviser to assure that the administrative procedures, operations and programs of the Corporation are in the best interests of the Corporation and are fulfilled and that (i) the expenses incurred are reasonable in light of the investment performance of the Corporation, its net assets and its net income, (ii) all Front End Fees are reasonable and do not exceed 18% of the gross proceeds of any offering, regardless of the source of payment, and (iii) the percentage of gross proceeds of any offering committed to Investment in Program Assets is at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable selling commissions.

(b)           The board of directors is responsible for determining that compensation paid to the Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Corporation and that the provisions of the investment advisory agreement are being carried out. The board of directors may consider all factors that it deems relevant in making these determinations. So long as the Corporation is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the amounts allowed by the 1940 Act.

Section 8.2 Fiduciary Obligations. The Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Corporation, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Corporation. In addition, the Adviser shall not, by entry into an agreement with any stockholder of the Corporation or otherwise, contract away the fiduciary obligation owed to the Corporation and the Corporation stockholders under common law. The board of directors shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is justified.

Section 8.3 Termination of Investment Advisory Agreement. Any investment advisory agreement may be terminated at any time, without the payment of any penalty by the Adviser upon 120 days’ written notice to the Corporation. After the termination of an investment advisory agreement, the Adviser shall not be entitled to compensation for further services provided except that it shall be entitled to receive from the Corporation within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.  If the Corporation and the Adviser cannot agree on the amount of such reimbursements and fees, the parties will submit to binding arbitration which cost will be borne equally by the terminated Adviser and the Corporation.  Upon termination, the Adviser shall promptly (i) deliver to the board of directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the board of directors (ii) deliver to the board of directors all assets and documents of the Corporation then in custody of the Adviser; and (iii) cooperate with the Corporation to provide an orderly management transition. In addition, within thirty days of termination, the Board shall appoint a new Adviser.

Section 8.4 Organizational and Offering Expenses Limitation. The Corporation shall reimburse the Adviser and its Affiliates for Organizational and Offering Expenses incurred by the Adviser or its Affiliates; provided, however, that the total amount of all Organizational and Offering Expenses shall be reasonable and shall be included as Front End Fees for purposes of the limit on such Front End Fees set forth in Section 8.1.

Section 8.5 Acquisition Fees. The Corporation may pay the Adviser and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the board of directors shall conclude that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable.

Section 8.6 Reimbursement for Expenses. The Corporation may reimburse the Adviser, at the end of each fiscal quarter, for the actual cost of goods and services used for or by the Corporation and obtained from Persons other than the Adviser’s Affiliates. The Adviser may be reimbursed for the administrative services necessary for the prudent operation of the Corporation; provided, however, that the reimbursement shall be the lower of the Adviser’s actual cost or the amount the Corporation would be required to pay Persons other than the Adviser’s Affiliates for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or another method conforming with generally accepted accounting principles.

Section 8.7 Reimbursement Limitations. The Corporation shall not reimburse the Adviser or its Affiliates for services for which the Adviser or its Affiliates are entitled to compensation in the form of a separate fee. Excluded from the allowable reimbursement shall be: (a) rent or depreciation, utilities, capital equipment and other administrative items of the Adviser; and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any controlling person of the Adviser.  For purposes of this Section 8.7, “controlling person” means persons with responsibilities similar to those of an executive, or a member of the board of directors, or any person who holds 10% or more of the Adviser’s equity securities or who has the power to control the Adviser, whether through ownership of voting securities, by contract, or otherwise.

Section 8.8 No Exclusive Agreement. The Adviser shall not be granted an exclusive right to sell or exclusive employment to sell assets for the Corporation.

Section 8.9 Rebates, Kickbacks and Reciprocal Arrangements. The Adviser shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws. In addition, the Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Corporation’s stock or give investment advice to a potential stockholder; provided, however, that the Adviser may pay a registered broker-dealer or other properly licensed agent from sales commissions for selling or distributing the Corporation’s common stock.

Section 8.10 Commingled Funds. The Adviser shall not permit or cause to be permitted the Corporation’s funds from being commingled with the funds of any other entity. Nothing, however, shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts may be established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs.

Section 8.11 Reports to Stockholders. The Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Corporation (either included in a periodic report filed with the SEC or distributed in a separate report):

      (a) Quarterly Reports. Within 60 days of the end of each quarter, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the Securities Exchange Act of 1934, as amended.

      (b) Annual Report. Within 120 days after the end of the Corporation’s fiscal year, an annual report containing (i) a balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principals and accompanied by an auditor’s report containing an opinion of an independent certified public accountant; (ii) a report of the activities of the Corporation during the period covered by the report (iii) where forecasts have been provided to the Corporation’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) A report setting forth distributions by the Corporation for the period covered thereby and separately identifying distributions from (1) cash flow from operations during the period; (2) cash flow from operations during a prior period which have been held as reserves; and (3) proceeds from disposition of Corporation's assets.

      (c) Previous Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to stockholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser for the previous fiscal year. The special report shall at a minimum provide (i) a review of the time records of individual employees, the costs of whose services were reimbursed; and (ii) a review of the specific nature of the work performed by each such employee.

(d) Proposed Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

(e) Proposed Federal Income Tax Returns. Within 75 days after the end of the Corporation’s fiscal year, all information necessary for stockholders’ to prepare their federal income tax returns.

Section 8.12. Limitations on Reimbursement of Expenses. In addition to the compensation paid to the Adviser, the Corporation shall reimburse the Adviser for all expenses of the Corporation incurred by the Adviser as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Corporation; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be: (i) rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and (ii)           salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or board member of the Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise).

ARTICLE IX
INVESTMENT OBJECTIVES AND LIMITATIONS

Section 9.1 Investment Objectives. The independent directors shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of the Corporation.

Section 9.2 Investments in Other Programs

(a) The Corporation shall not invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, unless the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section 9.2, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.

(b) The Corporation may invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation if all of the following conditions are met: (i) the Affiliate and the

Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the general partnership or joint venture to the advisers in each corporation that invests in such partnership or joint venture is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the partnership or joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions; and (vi) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions since neither the Corporation nor its Affiliate controls the partnership or joint venture, and the potential risk that, while the Corporation or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.

(c) The Corporation may invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 10.1 prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Adviser wishes to sell assets held in the partnership or joint venture; and (v) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions.

(d) The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any prospectus of the Corporation, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organizational and Offering Expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Corporation and the stockholders; and (iii) there will be no diminishment in the voting rights of the stockholders.

(e) Other than as specifically permitted in subsections (b), (c) and (d) above, the Corporation shall not invest in general partnerships or joint ventures with Affiliates.

(f) The Corporation may invest in general partnership interests of limited partnerships only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above, the Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Adviser, and the agreement of limited partnership or other applicable agreement complies with Articles IX and X.

Section 9.3 Other Goods or Services

(a) In addition to the services to be provided under the investment advisory agreement, the Corporation may accept goods or other services provided by the Adviser in connection with the operation of assets, provided that (i) the Adviser, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the stockholders in the Corporation’s prospectus; (iii) the contract may only be modified with approval of holders of a majority of the outstanding voting securities of the Corporation; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation of the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (i) the Adviser must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least 33% of the Adviser’s associated gross revenues must come from persons other than its Affiliates; (ii) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Adviser and its Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Corporation; and (iii) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the stockholders through written communication. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Adviser and its Affiliates.

(b) Notwithstanding the foregoing clause (a), if the Adviser is not engaged in the business to the extent required by such clause, the Adviser may provide to the Corporation other goods and services if all of the following additional conditions are met: (i) the Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Adviser and its Affiliates in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.
ARTICLE X
CONFLICTS OF INTEREST

Section 10.1 Sales and Leases to Corporation. The Corporation shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the stockholders in the prospectus or in a periodic report; and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 10.1, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Corporation; and (iii) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise permitted by the NASAA Omnibus Guidelines.

Section 10.2 Sales and Leases to the Adviser, Directors or Affiliates. The Corporation shall not sell assets to the Adviser or any Affiliate thereof unless such sale is duly approved by the holders of shares of stock entitled to cast a majority of all the votes entitled to be cast on the matter. The Corporation shall not lease assets to the Adviser or any Affiliate thereof unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the stockholders in the prospectus or in a periodic report and (b) the terms of the transaction are fair to the Corporation.

Section 10.3 Loans. Except for the advancement of funds pursuant to Section 7.3, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Adviser or any Affiliate thereof.

Section 10.4 Commissions on Financing, Refinancing or Reinvestment. The Corporation shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Article X) in connection with the reinvestment of Cash Available for Distribution and available reserves or of the proceeds of the resale, exchange or refinancing of assets.

Section 10.5 Other Transactions. The Corporation shall not engage in any other transaction with the Adviser or any Affiliate thereof unless such transaction complies with the NASAA Omnibus Guidelines and all applicable law, including any reciprocal business arrangements that would circumvent the prohibitions set forth in this Article X.

Section 10.6. Lending Practices. On financing made available to the Corporation by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section 10.6, “permanent financing” shall mean any financing with a term in excess of 12 months.

ARTICLE XI
STOCKHOLDERS

Section 11.1 Voting Rights of Stockholders. Subject and in addition to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, including the MGCL, or other provision of this charter, upon a vote by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote on the matter, stockholders may, without the necessity for concurrence by the Adviser, direct that the Corporation: (a) amend the charter; (b) dissolve the Corporation; (c) remove the Adviser and elect a new Adviser; or (d) approve or disapprove the sale of all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business. Without approval of holders of a majority of shares entitled to vote on the matter, the Corporation shall not permit the Adviser to: (a) amend the charter in a manner that adversely affects the interests of the stockholders; (b) except as permitted by Section 8.3(b), permit the Adviser to voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the stockholders; (c) appoint a new Adviser; (d) sell all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business; or (e)

cause the merger or similar reorganization of the Corporation. With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the stockholders regarding the removal of the Adviser or regarding any transaction between the Corporation and the Adviser. In determining the existence of the requisite percentage of the Corporation’s shares entitled to vote on the matter and necessary to approve a matter on which the Adviser may not vote or consent pursuant to this Section 11.1, any shares of the Corporation’s stock entitled to vote on the matter and owned by the Adviser shall not be included..

Section 11.2 Right of Inspection. Any stockholder and any designated representative thereof shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours. Stockholders shall have the right to access the Corporation’s records pertaining to its stockholders as set forth in the Bylaws, which records shall be updated at least quarterly.

Section 11.3 Reports.

(a) For each fiscal year ending after the commencement of the Initial Public Offering, the Corporation shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, to each stockholder and each holder of other publicly held securities within 120 days after the end of the fiscal year to which it relates an annual report that shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) a report of the activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to the stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to stockholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period, (B) cash flow from operations during a prior period which have been held as reserves, (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds originally obtained from stockholders in an offering.

(b) The Corporation shall cause to be prepared and mailed or delivered to each stockholder within 60 days after the end of each fiscal quarter of the Corporation, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the 1934 Act.

(c) The Corporation shall cause to be prepared and mailed or delivered within 75 days after the end of each fiscal year of the Corporation to each Person who was at any time during such fiscal year a stockholder all information necessary for the preparation of the such Person’s federal income tax returns.

(d) If stock has been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above; then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Corporation.

Section 11.4  Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the 1934 Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding shares of stock of the Corporation; provided, however, that, unless otherwise required by the 1934 Act, such documents are not required to be filed with the SEC.  In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer.  No Stockholder may Transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer” which shall apply for all such tender offers not to exceed an offer for 9.8% of the outstanding shares of the Company) unless such Stockholder shall have first offered such Shares to the Corporation at a price that is greater than the tender, but, shall not exceed and shall be on the same terms and at the same price at which such Stockholder would be able to sell such Shares pursuant to the Corporation’s share repurchase program, if a share repurchase program is effective at the time of such Non-Compliant Tender Offer. The terms of such share repurchase program will be as described in the Company’s prospectus.

Section 11.5 Death or Disability.  In the event of a stockholder’s death or Disability (as hereinafter defined), the Corporation shall have the right, in its sole and absolute discretion, to repurchase such stockholder’s shares of Common Stock, upon the stockholder presenting such shares for repurchase; provided, however, that no such stockholder or such stockholder’s estate shall be obligated to present any such shares for repurchase pursuant to this provision.  The repurchase price to be paid by the Corporation to the stockholder or stockholder’s estate, as applicable, will be: (i) 100% of the purchase price paid to acquire the shares from the Corporation for stockholders who have continuously held their shares for less than one year before the date of death or Disability; or (ii) for stockholders who have held their shares for longer than one year, the purchase price payable to such stockholder pursuant to the Corporation’s share repurchase program as described in the Corporation’s prospectus filed with the SEC, as amended or supplemented.  The Corporation’s board of directors shall have the discretion to waive any holding requirements for shares repurchased by the Corporation in connection with a stockholder’s death or Disability.  The stockholder or the stockholder’s estate, as applicable, shall notify the Corporation in writing of the stockholder’s death or Disability.  As used herein, “Disability” shall mean such stockholder suffers a disability for a period of time, as may be determined by the board of directors (excluding, if applicable, the stockholder who is the stockholder for which such determination is being made), and the accuracy of such determination is confirmed by a qualified independent physician from whom such stockholder is required to receive an examination within thirty (30) days following the board of directors’ determination. The alleged disabled stockholder will share the opinion of such qualified independent physician with the board of directors and the board of directors will use best efforts to maintain the confidentiality of such information. If such stockholder fails to reasonably cooperate with the board of directors in obtaining the opinion of a qualified independent physician, then the board of directors may, in its reasonable discretion, decide to not exercise the redemption right granted to the Corporation hereunder.

ARTICLE XII
ROLL-UP TRANSACTIONS

Section 12.1 Roll-Up Transactions. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Stock who vote against the proposed Roll-Up Transaction the choice of:

(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b) one of the following:
(i) remaining as holders of Common Stock and preserving their interests therein on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to their pro rata share of the appraised value of the net assets of the Corporation.

The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a) that would result in the holders of Common Stock having voting rights in a Roll-Up Entity that are less than the rights provided for in Section 11.1 hereof;

(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of stock by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the stock held by that investor;

(c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 11.2 hereof; or

(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Stock.

ARTICLE XIII
DEFINITIONS

As used in the charter, the following terms shall have the following meanings unless the context otherwise requires:

Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Adviser, or any Affiliate of either in connection with the initial purchase or acquisition of assets by the Corporation, whether or not acquired, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on assets not acquired, accounting fees and expenses and miscellaneous expenses relating to the purchase or acquisition of assets, whether or not acquired.

Acquisition Fee. The term “Acquisition Fee” shall mean any and all fees and commissions paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Adviser) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee, or any fee of a similar nature, however designated.

Adviser.  The term “Adviser” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Corporation and responsible for directing or performing the day-to-day business affairs of the Corporation.  The Adviser is a Sponsor of the Corporation.

Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Assessments. The term “Assessments” shall mean any additional amounts of capital which may be mandatorily required of, or paid voluntarily by, a stockholder beyond his or her subscription commitment excluding deferred payments.

Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Corporation by a stockholder or by all stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.

Cash Available for Distribution.  The term “Cash Available for Distribution” shall mean Cash Flow plus cash funds available for distribution from the Corporation’s reserves less amounts set aside for restoration or creation of reserves.

Cash Flow.  The term “Cash Flow” shall mean the Corporation’s cash funds provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements.  Cash withdrawn from reserves is not Cash Flow.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

Controlling Person.  For purposes of Section 8.7, the term “Controlling Person” means a person who performs the functions for the Adviser similar to those of an executive officer or a member of the board of directors, and any person who holds more than 10% of the Adviser’s equity securities or who has the power to control the Adviser.

Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organizational and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Sponsor.

Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.

Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent (3%) shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.

Net Worth. The term “Net Worth” shall mean the excess of total assets over total liabilities as determined by generally accepted accounting principles.

Organizational and Offering Expenses. The term “Organizational and Offering Expenses” shall mean any and all costs and expenses incurred by and to be paid from the assets of the Corporation in connection with the formation, qualification and registration of the Corporation, and the marketing and distribution of shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories and experts, and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Program Interest. The term “Program Interest” shall mean the Common Stock and the Preferred Stock of the Corporation.

Promotional Interest. The term “Promotional Interest” shall mean a percentage interest of the Adviser in all revenues, costs and expenses of the Corporation, other than Front End Fees, for which the Adviser is not obligated to make a Capital Contribution in the form of cash or tangible property.

Prospectus. The term “Prospectus” shall have the meaning given to that term by Section 2(10) of the Securities Act of 1933.

Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, trust, corporation or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the stockholders. Such term does not include:

(a) a transaction involving Securities of the Corporation that has been listed for at least twelve months on a national exchange or traded for at least twelve months through the National Association of Securities Dealers Automated Quotation- National Market System; or

(b) a transaction involving the conversion to trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(i) stockholders’ voting rights;

(ii) the term of existence of the Corporation;

(iii) Sponsor or Adviser compensation; or

(iv) the Corporation’s investment objectives.

Sponsor. The term “Sponsor” shall mean any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control assets, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent manager of a portion of the Corporation’s assets and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

RECITALS CONTINUED:

THIRD: The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The name and address of the Corporation’s current resident agent and the current address of the principal office of the Corporation are as set forth in Article III of the foregoing amendment of the charter.

FIFTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Section 4.1 of Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement was 10,000,000, consisting of 10,000,000 shares of Common Stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value was $10,000.

SEVENTH: The total number of shares of stock which the Corporation has authority to issue after giving effect to the foregoing amendment and restatement of the charter is 500,000,000, consisting of 450,000,000 shares of Common Stock, $0.001 par value per share and 50,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $500,000.

EIGHTH: The undersigned acknowledges these Second Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer and Treasurer on [ ], 2013.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer

Attest	/s/ Nicholas Radesca
Nicholas Radesca Chief Financial Officer and Treasurer